Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com / brett@haydenir.com

Ormat Technologies Reports 2015 Third Quarter Results

Total Revenues increase 16.1% to a quarterly record of $162.9 million;

Adjusted EBITDA increased 14.3% to a quarterly record of $79.0 million;

Company Increases Full-Year 2015 Total Revenue and Adjusted EBITDA Guidance

RENO, Nevada, November 3, 2015 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights and Recent Developments:

●	Total revenues increased 16.1% to a quarterly record of $162.9 million, compared to $140.2 million in the third quarter of 2014;

●	Product segment revenues increased 73.9% to $65.6 million, compared to $37.7 million in the third quarter of 2014;

●

Electricity revenues of $97.2 million, compared to $102.5 million in the third quarter of 2014; reduction is mainly due to lower oil and natural gas prices offset by higher generation from new projects that came online;

●

The Company recorded income tax benefit that includes deferred tax asset and related expenses of $48.7 million relating to a new tax law in Kenya which extended the period of utilizing investment deductions for the Olkaria 3 power plant from five years to 10 years;

●	Total book equity exceeded $1 billion;

●

Net income attributable to the company's shareholders of $72.1 million or $1.41 per diluted share; excluding the deferred tax asset and related expenses, net income was $23.4 million or $0.46 per diluted share compares to $16.5 million or $0.36 per diluted share in the third quarter of 2014;

●	Adjusted EBITDA increased 14.3% to a quarterly record of $79.0 million, compared to $69.1 million in the third quarter of 2014;

●	Declared a quarterly dividend of $0.06 per share for the third quarter of 2015;

●	Began commercial operation of Don A. Campbell Phase 2 geothermal power plant in Nevada ahead of schedule; and

●	Signed a collaboration agreement with Toshiba Corporation to develop strategic opportunities for collaboration in the areas of geothermal power generation systems and related equipment.

Isaac Angel, chief executive officer of Ormat, stated, “This was a very strong quarter for Ormat, as our balanced business model enabled us to deliver 16% revenue growth and a 14% improvement in Adjusted EBITDA, overcoming headwinds related to oil and natural gas prices impacting our electricity segment. Our Product Segment delivered another strong quarter as we benefited from new contracts, including the EPC contract related to a geothermal project in Chile as well as progress in the Sarulla project in Indonesia.

During the quarter our Don A. Campbell Phase 2 plant reached commercial operation, just 10 months after we broke ground and six months ahead of schedule, doubling the generating capacity of the geothermal complex. This expansion, along with the contribution of our McGinness Hills power plant, drove a 10% increase in power generation. We continue to improve construction lead time and expect an earlier completion of plant 4 at the Olkaria 3 complex, which was initially expected in mid-2016 and currently planned to be completed in the first quarter of 2016.”

“We recently announced our collaboration agreement with Toshiba, the world’s leading supplier of geothermal steam turbines, to develop strategic opportunities for collaboration in the areas of geothermal power generation systems and related equipment,” continued Mr. Angel. “We view this agreement as the next major step in our stated goal to expand our presence in the geothermal space and ultimately target the larger renewable energy market. This collaboration will expand our addressable market, create incremental growth opportunities and further strengthen our leadership position.”

Guidance

Mr. Angel added, “We increase and narrow the range of our 2015 total revenue guidance and increase the adjusted EBITDA guidance. We expect total revenue of between $570.0 million and 585.0 million, though the composition to be more heavily weighted towards our product segment. We expect to see stronger performance of our product segment and expect revenue to be between $195.0 million and $205.0 million. For the electricity segment, we expect revenues to be between $375.0 million and $380.0 million. The Electricity segment revenue guidance assumes the continued impact of low oil and natural gas prices, which translates to approximately $28 million reduction in revenues compared to last year. We expect 2015 Adjusted EBITDA guidance of $282.0 to $292.0 million for the full year, which is also impacted by current oil and natural gas prices. We expect annual adjusted EBITDA attributable to minority’s interest to be approximately $13.0 million.”

Third Quarter Financial Summary

Total revenues for the three months ended September 30, 2015 were $162.9 million, an increase of 16.1% compared to $140.2 million for the three months ended September 30, 2014. Electricity revenues were $97.2 million for the quarter compared to $102.5 million in the third quarter last year, with the decrease primarily related to lower oil and gas prices. Product revenues increased 73.9% to $65.6 million for the third quarter of 2015, from $37.7 million in the third quarter last year.

The decrease in the Electricity segment revenue was primarily attributable to lower energy rates under some of the PPAs that are impacted by oil and natural gas prices and a reduction in net gain on derivative contracts on oil and natural gas prices from $4.0 million in the three months ended September 30, 2014 to $0.4 million in the three months ended September 30, 2015. The decrease was partially offset by operations of the second phase of the McGinness Hills power plant in Nevada, which commenced commercial operation in February 2015 and drove overall generation increase to 10.0% quarter over quarter.

Income tax benefit for the three months ended September 30, 2015 was $38.2 million, compared to income tax provision of $6.4 million for the three months ended September 30, 2014. Income tax benefit for the three months ended September 30, 2015, includes a $48.7 million deferred tax asset and related expenses relating to the release of the valuation allowance for the additional 50% investment deduction for our Olkaria 3 power plant in Kenya based on amendments to the Kenya Income Tax Act that came into effect on September 11, 2015 and which extended the period to utilize such investment deduction from five years to ten years.

Ormat reported net income attributable to the company’s shareholders of $72.1 million, inclusive of the above deferred tax asset and related expenses, or $1.41 per diluted share in the third quarter of 2015 compared to $16.5 million or $0.36 per diluted share for the third quarter of 2014. Excluding the deferred tax asset and related expenses, net income attributable to the company’s shareholders was $23.4 million or $0.46 per diluted share compared to $16.5 million or $0.36 per diluted share in the third quarter of 2014.

Adjusted EBITDA for the three months ended September 30, 2015 was $79.0 million, compared to $69.1 million for the three months ended September 30, 2014 an increase of 14.3%. The reconciliation of GAAP net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flow information is set forth below in this release.

On November 3, 2015, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.06 per share. The dividend will be paid on December 2, 2015 to shareholders of record as of the close of business on November 18, 2015.

Webcast Conference Details

Ormat will host a listen-only webcast to discuss its financial results and other matters discussed in this press release at 10 a.m. ET on Wednesday, November 4, 2015. The live, listen-only webcast will be available at www.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be made available on the website under Events & Presentations in the Investor Relations tab.

Participant Telephone Numbers

Participant Dial In (Toll Free):	1-877-511-6790
Participant International Dial In:	1-412-902-4141
Canada Toll Free	1-855-669-9657
Please ask to be joined into the Ormat Technologies, Inc. call.

CONFERENCE REPLAY

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10074547

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 69 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 470 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 666 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Nine and Three-Month Period Ended September 30, 2015 and 2014

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$97,245	$102,506	$278,124	$289,015
Product	65,607	37,736	145,446	121,266
Total revenues	162,852	140,242	423,570	410,281
Cost of revenues:
Electricity	61,501	61,727	179,604	186,083
Product	42,019	23,040	89,826	75,307
Total cost of revenues	103,520	84,767	269,430	261,390
Gross margin	59,332	55,475	154,140	148,891
Operating expenses:
Research and development expenses (income)	335	250	1,112	395
Selling and marketing expenses	4,383	4,258	12,099	10,853
General and administrative expenses	7,950	7,179	25,597	20,847
Write-off of unsuccessful exploration activities	185	—	359	8,107
Operating income	46,479	43,788	114,973	108,689
Other income (expense):
Interest income	53	35	106	236
Interest expense, net	(17,748)	(22,494)	(54,435)	(65,084)
Foreign currency translation and transaction gains (losses)	1,296	(2,946)	(641)	(3,639)
Income attributable to sale of tax benefits	8,634	5,487	18,917	18,334
Gain from sale of property, plant and equipment	—	—	—	7,628
Other non-operating income (expense), net	(131)	243	(1,523)	649
Income before income taxes and equity in losses of investees	38,583	24,113	77,397	66,813
Income tax provision	38,211	(6,444)	26,696	(17,731)
Equity in losses of investees, net	(3,133)	(899)	(4,892)	(1,210)
Net income	73,661	16,770	99,201	47,872
Net income attributable to noncontrolling interest	(1,522)	(256)	(2,616)	(670)
Net income attributable to the Company's stockholders	$72,139	$16,514	$96,585	$47,202

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income (loss)	$1.47	$0.36	$2.00	$1.04

Diluted:
Net Income	$1.41	$0.36	$1.93	$1.03

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	49,023	45,690	48,388	45,594
Diluted	51,113	46,102	50,011	45,917

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2015 and December 31, 2014

(Unaudited)

	September 30,	December 31,
	2015	2014

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$171,541	$40,230
Restricted cash, cash equivalents and marketable securities	70,523	93,248
Receivables:
Trade	52,313	48,609
Related entity	—	451
Other	9,946	10,141
Due from Parent	—	1,337
Inventories	16,595	16,930
Costs and estimated earnings in excess of billings on uncompleted contracts	14,459	27,793
Deferred income taxes	1,344	251
Prepaid expenses and other	34,011	34,884
Total current assets	370,732	273,874
Deposits and other	17,506	20,044
Deferred charges	36,235	37,567
Property, plant and equipment, net	1,580,379	1,437,637
Construction-in-process	230,561	296,722
Deferred financing and lease costs, net	24,718	27,057
Intangible assets, net	26,202	28,655
Total assets	$2,286,333	$2,121,556
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$85,226	$88,276
Deferred income taxes	975	974
Short-term revolving credit lines with banks (full recourse)	—	20,300
Billings in excess of costs and estimated earnings on uncompleted contracts	22,616	24,724
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	33,197	34,368
Other loans	21,495	17,995
Full recourse	17,228	19,116
Total current liabilities	180,737	205,753
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	317,909	360,366
Other loans	288,753	264,625
Full recourse:
Senior unsecured bonds	250,058	250,289
Other loans	23,070	34,351
Unconsolidated investments	12,667	3,617
Liability associated with sale of tax benefits	18,580	39,021
Deferred lease income	58,325	60,560
Deferred income taxes	31,360	66,220
Liability for unrecognized tax benefits	7,112	7,511
Liabilities for severance pay	18,826	20,399
Asset retirement obligation	20,282	19,142
Other long-term liabilities	697	2,956
Total liabilities	1,228,376	1,334,810

Equity:
The Company's stockholders' equity:
Common stock	49	46
Additional paid-in capital	846,998	742,006
Retained earnings	128,352	41,539
Accumulated other comprehensive income	(12,844)	(8,668)
	962,555	774,923
Noncontrolling interest	95,402	11,823
Total equity	1,057,957	786,746
Total liabilities and equity	$2,286,333	$2,121,556

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Nine and Three-Month Period Ended September 30, 2015 and 2014

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (iv) stock-based compensation, and (vii) gain from extinguishment of liability. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA for the nine and three-month period ended September 30, 2015 and September 30, 2014:

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

	(in thousands)		(in thousands)
Net cash provided by operating activities	$10,239	$75,191	$122,965	$178,770
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	15,244	20,038	47,571	59,366
Interest income	(53)	(35)	(106)	(236)
Income tax provision	(38,211)	6,444	(26,696)	17,731
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	91,326	(32,404)	56,699	(56,062)
EBITDA	$78,545	$69,234	$200,433	$199,569

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	—	(4,165)	4,129	(4,467)
Stock-based compensation	921	1,502	3,077	4,308
Gain on sale of a subdiary and property, plant and equipment	—	—	—	(7,628)
Loss from extinguishment of liability	—	—	1,710	—
Merger and Acquisition transactions costs	—	—	3,800	—
Write-off of unsuccessful exploration activities	185	—	359	8,107
Mark to market on derivatives which represents currency forward contracts	(645)	2,537	(1,335)	4,473
Adjusted EBITDA	$79,006	$69,108	$212,173	$204,362
Net cash provided by (used in) investing activities	$2,895	$(106,423)	$(76,538)	$(135,435)
Net cash provided by (used in) financing activities	$20,742	$(6,437)	$84,884	$(58,238)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

	(in thousands)		(in thousands)
Net income	$73,661	$16,770	$99,201	$47,872
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	17,695	22,459	54,329	64,848
Income tax provision	(38,211)	6,444	(26,696)	17,731
Depreciation and amortization	25,400	23,561	73,599	69,118
EBITDA	$78,545	$69,234	$200,433	$199,569

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	—	(4,165)	4,129	(4,467)
Stock-based compensation	921	1,502	3,077	4,308
Gain on sale of a subdiary and property, plant and equipment	—	—	—	(7,628)
Loss from extinguishment of liability	—	—	1,710	—
Merger and Acquisition transactions costs	—	—	3,800	—
Write-off of unsuccessful exploration activities	185	—	359	8,107
Mark to market on derivatives which represents currency forward contracts	(645)	2,537	(1,335)	4,473
Adjusted EBITDA	$79,006	$69,108	$212,173	$204,362